Exhibit 10.1

SUPERMEDIA INC.

EMERGENCE BONUS AWARD AGREEMENT

<<Full Name>>
Grantee

Date of Award:	February 11, 2010
Bonus Amount:	<<$ >>
Vesting Schedule:	Fifty percent (50%) of Bonus Amount payable on the Date of Award; remaining fifty percent (50%) of Bonus Amount payable on the first anniversary of the Date of Award.

1.             GRANT OF AWARD.  The Human Resources Committee (the “Committee”) of the Board of Directors of SuperMedia Inc., a Delaware corporation (the “Company”) hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above (the “Date of Award”), a bonus award that entitles you to receive cash payment(s) from the Company equal to the amount set forth above (“Bonus Amount”), subject to the terms and conditions set forth in this Emergence Bonus Award Agreement (this “Agreement”).

The Bonus Amount shall be subject to the prohibitions and restrictions set forth herein with respect to the obligation to forfeit such Bonus Amount to the Company (the “Forfeiture Restrictions”).  All Forfeiture Restrictions on the Bonus Amount covered hereby shall lapse as to those amounts when the amounts become vested and you meet all other terms and conditions of this Agreement.

2.             TERMINATION OF EMPLOYMENT/CHANGE IN CONTROL.  The following provisions will apply in the event your employment with the Company and all Affiliates (collectively, the “Company”) terminates before the first anniversary of the Date of Award (the “First Anniversary Date”) under the Agreement:

2.1           Termination Generally.  Except as specified in Sections 2.2 through 2.5 below, if your employment with the Company terminates before the First Anniversary Date, the Forfeiture Restrictions then applicable to the Bonus Amount shall not lapse and the Bonus Amount then subject to the Forfeiture Restrictions shall be forfeited to the Company on the date your employment terminates.

2.2           Termination Without Cause.  Notwithstanding any other provision of this Agreement to the contrary, if the Company terminates your employment without Cause before the First Anniversary Date, then all remaining Forfeiture Restrictions shall immediately lapse on the date of and immediately prior to the termination of your employment relationship and any unpaid Bonus Amount shall immediately vest and become due and payable on the First Anniversary Date.

2.3           Potential or Actual Change in Control.

(i)            Termination for Good Reason in Connection With a Potential Change in Control Before the First Anniversary Date.  If you terminate your employment with the Company for Good Reason before the First Anniversary Date prior to a Change in Control (whether or not a Change in Control ever occurs), and such termination or the circumstance or event which constitutes Good Reason occurs at the request or direction of a person who has entered into an agreement with the Company the consummation of which would constitute a Change in Control or is otherwise in connection with or in anticipation of a Change in Control (whether or not a Change in Control ever occurs), then all remaining Forfeiture Restrictions shall immediately lapse on the date of and immediately prior to the termination of your employment relationship and any unpaid Bonus Amount shall immediately vest and become due and payable on the First Anniversary Date.

(ii)           Termination for Good Reason in Connection With an Actual Change in Control Before the First Anniversary Date.  If you terminate your employment with the Company for Good Reason before the First Anniversary Date but after a Change in Control occurs, then all remaining Forfeiture Restrictions shall immediately lapse on the date of and immediately prior to the termination of your employment relationship and any unpaid Bonus Amount shall immediately vest and become due and payable on the First Anniversary Date.

2.4           Disability.  Notwithstanding any other provision of this Agreement to the contrary, if you incur a Disability before the First Anniversary Date and while in the active employ of one or more members of the Company, all remaining Forfeiture Restrictions shall lapse on the date of your Disability and any unpaid Bonus Amount shall immediately vest and become due and payable on the First Anniversary Date.  For purposes of this Agreement, the term “Disability” means, as determined by the Committee in its discretion exercised in good faith, any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than 12 months and that would entitle you to payment of disability income payments under the Company’s long-term disability insurance policy or plan for employees as then in effect for a period of not less than three months; or in the event that you are not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan for employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, you shall submit to an examination by such physician upon request by the Committee.

2.5           Death.  Notwithstanding any other provision of this Agreement to the contrary, if you die before the First Anniversary Date and while in the active employ of the Company, all remaining Forfeiture Restrictions shall lapse on the date of your death and any unpaid Bonus Amount shall immediately vest and become due and payable on the First Anniversary Date.

2.6           Definitions.

(i)            Cause.  For purposes of this Agreement, the term “Cause” means your (a) conviction or plea of nolo contendre to a felony; (b) commission of fraud or a material act or omission involving dishonesty with respect to the Company or its Affiliates, as reasonably determined by the Company; (c) willful failure or refusal to carry out the material responsibilities of your employment, as reasonably determined by the Company; (d) gross negligence, willful misconduct, or engaging in a pattern of behavior which has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company; or (e) willfully engaging in any act or omission that is in material violation of a material policy of the Company, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading.

(ii)           Good Reason.  For purposes of this Agreement, the term “Good Reason” means (a) a material adverse change in your status or position, including, without limitation, any material diminution in your position, duties, responsibilities or authority or the assignment to you of duties or responsibilities that are materially inconsistent with your status or position or, if applicable, a material breach by the Company of your employment agreement; (b) a reduction in your annual base salary or a failure to pay same; (c) a reduction in your target incentive award opportunities, expressed as a percentage of your base salary; (d) the relocation of your principal place of employment by more than 50 miles from the current location; or (e) at the time of a Change in Control, the successor or acquiring company fails or refuses to assume the obligations of the Company under this Agreement or, if applicable, your employment agreement.  Before terminating employment for Good Reason, you must specify in writing to the Company the nature of the act or omission that you deem to constitute Good Reason and provide the Company 30 days after receipt of such notice to review and, if required, correct the situation (and thus prevent your termination for Good Reason).

(iii)          Change in Control.  For purposes of this Agreement, the term “Change in Control” means any of the following events occurring after the Date of Award:

(1)           The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (a “Covered Person”)) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended from time to time) of 30% or more of either the then outstanding shares of the common stock of the Company (the “Outstanding Company Common Stock”), or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (1) of this Section 2.6(iii), the following acquisitions shall not constitute a Change in Control: (a) any acquisition of shares of the Company directly from the Company, (b) any acquisition of shares of the Company by the Company, (c) any acquisition of shares of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (d) any acquisition of shares of the Company by any corporation pursuant to a transaction which complies with clauses (a), (b) and (c) of subsection (3) of this Section 2.6(iii);

(2)           Individuals who, as of the Date of Award, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the Date of Award whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board of Directors;

(3)           Consummation of a reorganization, merger or consolidation or sale of the Company or any subsidiary of the Company, or a disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (a) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (b) no Covered Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (c) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

(4)           The liquidation or dissolution of the Company.

3.             PAYMENT.  Fifty percent (50%) of the Bonus Amount payable to you pursuant to this Agreement will be paid to you on the applicable payroll date immediately following the Date of Award and the remaining fifty percent (50%) of the Bonus Amount payable to you pursuant to this Agreement will be paid to you on the applicable payroll date immediately following the date the Forfeiture Restrictions lapse by the legal entity that is classified by the Company as your employer (the “Employer”).  The Employer is liable for the payment of any amounts that become due under this Agreement.

4.             TAX WITHHOLDING.  To the extent that any payment pursuant to the Agreement results in income, wages or other compensation to you for any income, employment or other tax purposes with respect to which the Employer has a withholding obligation under federal, state or local law, the Employer is authorized to withhold from any such payment under this Agreement any tax required to be withheld by reason of such taxable income, wages or compensation sufficient to satisfy the withholding obligation.

5.             NONTRANSFERABILITY.  Your rights under this Agreement may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of.  Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby.

6.             EMPLOYMENT RELATIONSHIP.  For purposes of this Agreement, you shall be considered to be in the employment of the Company as long as you have an employment relationship with the Company.  The Committee shall determine any questions as to whether and when there has been a termination of such employment relationship, and the cause of such termination, and the Committee’s determination shall be final and binding on all persons.

7.             NOT AN EMPLOYMENT AGREEMENT.  This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create an employment relationship between you and the Company or guarantee the right to remain employed by the Company for any specified term.

8.             LIMIT OF LIABILITY.  Under no circumstances will the Company be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to this Agreement.

9.             AFFILIATES.  For purposes of this Agreement, the term “Affiliates” means any corporation, partnership, limited liability company or association, trust or other entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, the Company.  For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors of the controlled entity or organization, or (ii) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities or by contract or otherwise.

10.          GOVERNING LAW.  The provisions of this Agreement and your rights hereunder shall be construed, administered and governed under the laws of the State of Texas, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.  You are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Texas, to resolve any and all issues that may arise out of or relate to this Agreement.

11.          AMENDMENT.  This Agreement may not be amended except by a writing signed by the Company and the Grantee.

12.          MISCELLANEOUS.  The term “you” and “your” refer to the Grantee named in this Agreement.

In accepting the award set forth in this Agreement you accept and agree to be bound by all the terms and conditions of this Agreement.

SUPERMEDIA INC.

By:
Name:
Title: